EXHIBIT 4.

FOR IMMEDIATE RELEASE

SEPTEMBER 28, 1999

NDC Automation, Inc. Announces Receipt of Purchase Order for PowerWay(TM) and Other Products

CHARLOTTE, NC, SEPTEMBER 28, 1999, NDC AUTOMATION, INC. (OTC BULLETIN BOARD "AGVS", www.ndca.com) announced receipt of a purchase order for various AGV system components including PowerWay(TM) batteries and chargers as well as drive motors. The purchase order exceeds $500,000.

"We are extremely pleased by the acceptance of our PowerWay(TM) line of AGV batteries and smart chargers, which we added to the NDCA product line last year. For many years now, we have also acted as the exclusive North American distributor for Schabmuller, a company with a long-standing reputation for quality drives and motors. We strive to provide not only the best in AGV system technology, but high quality products that compliment our technology as well", says Ralph Dollander , President of NDC Automation, Inc.

NDCA provides an integrated package of controls technology and related products to be incorporated into and used to control Automatic Guided Vehicle Systems
(AGVS). The Company also provides turnkey AGVS systems to end-users and to system integrators. NDCA's controls hardware and software are designed for optimal flexibility and accuracy and are well suited for a broad range of vehicle types.

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FOR FURTHER INFORMATION CONTACT:
RALPH DOLLANDER                                    CLAUDE IMBLEAU
PRESIDENT                                          V.P. FINANCE & ADMINISTRATION



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